Escrow Services Agreement

This Escrow Services Agreement (this “Agreement”) is made and entered into as of TODAY by and between Provident Trust (“Bank”, “Trustee” or “Escrow Agent”) and ISSUER_NAME (“Issuer”) for its offering known as “OFFERING_NAME”.

Recitals

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials, securities pursuant to either a) Rule 506 promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); b) Regulation A+ promulgated by the SEC as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBs) Act; or c) another federal or state exemption from registration, either directly (“issuer-direct”) and/or through one or more registered broker-dealers as a selling group (“Syndicate”), the equity and/or debt securities of Issuer (the “Securities”) in the amount of at least MINIMUM_AMOUNT (the “Minimum Amount of the Offering”) up to MAXIMUM_AMOUNT (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Bank agrees to serve as Trustee or Escrow Agent (hereinafter referred to as “Trustee”) for the Subscribers with respect to such Escrow Account in accordance with the terms and conditions set forth herein. This includes, without limitation, that the Escrow Account will be held at an FDIC member bank in a separately named (as defined below) account. For purposes of communications and directives, Trustee shall be the sole administrator of the Escrow Account.

Agreement

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.

Establishment of Escrow Account. Prior to Issuer initiating the Offering, and prior to the receipt of the first investor funds, Trustee shall establish an account at an FDIC insured US bank (the “Bank”) entitled “Bank as trustee for Investors in OFFERING_NAME” (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account of Trustee at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with banking and securities regulations.

2.	Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate in whole or in part upon the earlier to occur of the following:

1.

The date upon which the minimum number of securities required to be sold are sold (the “Minimum”) in bona fide transactions that are fully paid for, which is defined to occur when Trustee has received gross proceeds of at least Minimum Amount of the Offering that have cleared in the Escrow Account and the issuer has triggered a partial or full closing on those funds. Even after a partial close, of for continuous offerings, Escrow shall remain open in order to perform investor AML, to clear investor funds, and to perform other tasks prior to the issuer selling securities to any investor; or

2.	ESCROW_CLOSES_AT if the Minimum has not been reached; or

3.	The date upon which a determination is made by Issuer and/or their authorized representatives, including any lead broker or placement agent, to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the contingency has been satisfied by the sale of the Minimum of such Securities to such investors in bona fide transactions that are fully paid for, in accordance with Regulation D and as specified in the offering documents. Even after a sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Memorandum. Issuer represents that no funds have yet been raised for OFFERING_NAME and that all funds to be raised for OFFERING_NAME will be deposited in the Escrow Account established by Bank.

3.

Deposits into the Escrow Account. All Subscribers will be directed by the Issuer to transmit their data and funds, via Bank’s technology systems (never manually), directly to the Bank as the “qualified third party” that has agreed to hold the funds for the benefit of investors and the issuer. All Subscribers will transfer funds directly to Bank (with checks, if any, made payable to “Provident Trust as Agent for <issuer name>”) for deposit into the Escrow Account. Bank shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Issuer shall promptly, concurrent with any new or modified subscription, provide Bank with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Bank in the performance of their duties under this Agreement. Bank is under no duty or responsibility to enforce collection of any funds delivered to it hereunder. Issuer shall assist Bank with clearing any and all AML and ACH exceptions.

Funds Hold – clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:
Wires – 48 hours after receipt of funds
Checks – 10 days after deposit
ACH – As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection the Bank will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to us any funds recalled pursuant to Federal regulations.

Bank reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Bank deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices. Bank may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Bank, in its sole and absolute discretion, or, (ii) for which Bank determines, in its sole discretion, that it would be improper or unlawful for Bank to accept or hold the applicable Subscriber’s funds, as Bank, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Bank shall inform Issuer of any such return or rejection via notifications on the Issuer online control panel or via Webhooks in the API.

4.

Disbursements from the Escrow Account. In the event Trustee does not receive the Minimum prior to the termination of the Escrow Period, Trustee shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to the Subscriber.

In the event Trustee receives cleared funds for at least the Minimum prior to the termination of the Escrow Period and Trustee receives a written instruction from Issuer (generally via notification in the API), Trustee shall, pursuant to those instructions, pay such Escrow Amount for all accepted subscriptions pursuant to the instructions of Issuer, but subject to Trustee‘s rights concerning Return Period funds (defined as the time period the Subscriber has to seek a return of funds, or to seek to avoid liability for the funds by claiming the transaction was unauthorized) (First Closing). After the First Closing, with respect to any additional collected funds received from Subscribers and held by Trustee prior to the termination date, Trustee shall, upon receipt of written instructions from Issuer, including identifying additional participating Subscribers and the corresponding Escrow Amount, pay such Escrow Amount specified in the written instructions, but subject to Trustee‘s rights concerning Return Period funds (discussed above)y. Issuer acknowledges that there is a 24 hour (one business day) processing time once a request has been received to break Escrow or otherwise move funds. This is to accommodate the time needed to compare the request to the offering documents, to ensure AML has been completed, and to prepare funds for disbursement.

Issuer hereby irrevocably authorizes Trustee to deduct broker fees and other funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Trustee is hereby directed to remit such funds directly to the broker(s) and other parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted to brokers and other parties, and interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above. Furthermore, Issuer directs Trustee to accept instructions regarding fees from any registered securities broker in the syndicate, if any.

5.

Collection Procedure. Trustee is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Trustee to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Trustee and not involve Trustee in any such disputes.

6.	Investment of Escrow Amount. Trustee may, at its’ discretion, invest any or all of the Escrow account balance as permitted by banking regulations..

7.	Escrow Administration Fees, Compensation of Trustee. Trustee is entitled to escrow administration fees from Issuer as follows:

Issuer agrees without exception that it is liable to Trustee to pay and agrees to pay Trustee, even under circumstances where Issuer has entered an agreement that said fees are to be paid by another party. All fees are charged immediately upon receipt of this Agreement, and are not contingent in any way on the success or failure of the Offering. Furthermore Trustee is exclusively entitled to retain as part of its compensation any and all investment interest, gains and other income earned pursuant to item 6 above. No fees, charges or expense reimbursements of Trustee are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either Issuers credit card or ACH information on file with Bank. Bank may also collect its fee(s), at its option, from any escrowed funds due to Issuer. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Trustee shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

8.

Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to items 3, 4, 5, 9, 10 and 12 of this Agreement.

9.

Binding Arbitration, Applicable Law and Venue, Attorneys Fees. The parties agree that this Agreement is governed by, and will be interpreted and enforced in accordance with, the laws of the State of Nevada, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in the city of Las Vegas, Nevada. Issuer and Bank consents to this method of dispute resolution, as well as jurisdiction, and consents to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees, and the decision of the arbitrator shall be final, binding and enforceable in any court.

10.

Indemnity. You agree to defend, indemnify and hold Bank and its respective related entities , directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement. This defense and indemnification obligation will survive termination of this Agreement.

Bank reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to fully cooperate with Bank in the defense of any such claim, action, settlement or compromise negotiations, as requested by Bank.

11.

Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Bank regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

12.

Changes. Trustee may, at its’ sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Trustee will notify Issuer of material changes as soon as practicable. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Bank. Changes to this Agreement will be sent to you via email.

13.	Notices. Any notice to Trustee is to be sent to TRUSTEE_EMAIL. Any notices to Issuer will be to ISSUER_EMAIL.

14.

Language. It is expressly agreed that it is the will of all parties, including Trustee and Issuer that this Agreement and all related pages, forms, emails, alerts and other communications have been drawn up and/or presented in English.

15.

Electronic Signature and Communications Notice and Consent. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be available to both Issuer and Trustee, as well as any associated bankers, brokers and platforms so they can access and copy it at any time, and it will be stored and accessible on the Bank Service. Issuer and Trustee hereby consents and agrees that electronically signing this Agreement constitutes Issuers signature, acceptance and agreement as if actually signed by Issuer in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Issuer and Trustee. You understand and agree that your e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by you. Issuer agrees that its electronic signature is the legal equivalent of its manual signature on this Agreement consenting to be legally bound by this Agreement’s terms and conditions. Furthermore, Issuer and Trustee hereby agree that all current and future notices, confirmations and other communications regarding this Escrow Services Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in Section 13 above, or as otherwise from time to time is changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipients change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

16.	Substitute Form W–9: Taxpayer Identification Number certification and backup withholding statement.

PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Issuer) to provide us with your correct Taxpayer Identification Number (TIN).

Name of Business:	ISSUER_NAME

Tax Identification Number: ISSUER_TAX_ID_NUMBER

Under penalty of perjury, by signing this Agreement below I certify that: 1) the number shown above is our correct business taxpayer identification number; 2) our business is not subject to backup withholding unless we have informed Provident Trust in writing to the contrary; and 3) our Company is a U.S. domiciled business.

Your Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications and notices.

Agreed as of the date set forth above by and between:

ISSUER_SIGNATURE
TRUSTEE_SIGNATURE

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